Exhibit 99.2

Consent of Author

In connection with the proposed initial public offering (the “Proposed IPO”) of Cathay Industrial Biotech Ltd. (the “Issuer”), Chemical Market Associates, Inc. (“CMAI”) hereby consents to references to our name as the author of that certain market report provided to Issuer (the “Report”), excerpts of which may be included in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (“SEC”), and any other documents in connection with the Proposed IPO and annual reports on Form 20-F (“Annual Reports”). We further consent to the inclusion of information, data, and statements from the Report in the Registration Statement and any other documents in connection with the Proposed IPO and the Annual Reports. CMAI has not reviewed, nor has it passed upon any information contained in, the Registration Statement..

In providing this consent, CMAI does not intend to be, nor does it become, a party whose whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor does CMAI admit that it is an expert with respect to any part of a Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder.

CMAI agrees that this consent may be provided to Issuer’s advisors and to the SEC.  CMAI consents to the filing of this consent under Exhibit 99 to the Registration Statement.

CMAI

/s/ Chemical Market Associates, Inc.
June 14, 2011